Calculation of Filing Fee Tables

Form F-1

(Form Type)

DeerHorse One Zero Eight Group Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Fees to Be Paid	Equity	Ordinary Shares, $0.00025 par value	________	$__________	$4,000,000	$0.000147600	$590.40

(1) Undetermined.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.